Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is executed and effective as of November 5, 2020 (the “Effective Date”), by and between Open Lending Corporation, a Delaware corporation (the “Company”), and John Flynn (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement that became effective as of August 28, 2020 (the “Employment Agreement”);

WHEREAS, the Company and the Executive wish to amend certain provisions of the Employment Agreement with respect to the Executive’s long term incentive compensation; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Section 2(f) of the Employment Agreement is hereby amended in its entirety and replaced with the following:

(e)    Long-Term Incentive Compensation. Following the Effective Date, the Executive will be eligible for long-term incentive awards commensurate with the Executive’s position and performance, in the discretion of the Board or the Compensation Committee (an “LTI Award”). Subject to approval of the Board, the number of shares underlying Executive’s initial LTI Award will be 77,160 shares, and the Company will grant such LTI Award to the Executive in the form of restricted stock units, of which (a) 50% will be granted as soon as administratively practicable and shall vest ratably over three (3) years and nine (9) months from the grant date, such that the restricted stock units shall be fully vested no later than the fourth (4th) anniversary of the Effective Date (“Time-Based RSUs”) and (b) 50% shall be granted on January 1, 2021 and will vest subject to the achievement of certain performance criteria over a 3-year performance period from the grant date (“Performance-Based RSUs”), as determined by the Board or the Compensation Committee in its discretion. The Time-Based RSUs and Performance-Based RSUs shall be subject to the provisions of the Company’s 2020 Stock Option and Incentive Plan and the applicable restricted stock unit agreements (each, a “RSU Agreement”), including but not limited to the vesting schedule or conditions (including any applicable performance metrics), acceleration provisions and employment termination provisions of the Plan and the RSU Agreement. The Plan and the RSU Agreement(s) are referred collectively to as the “Equity Documents.” The size, type, and terms of any future LTI Award shall be determined by the Board or the Compensation Committee in its discretion.

1.    All other provisions of the Employment Agreement, including without limitation the Restrictive Covenants, shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

2.    The validity, interpretation, construction and performance of this Amendment and the Employment Agreement, as amended herein, shall be governed by the laws of the State of Texas, without giving effect to the conflict of laws principles of such State.

3.    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

OPEN LENDING CORPORATION

By:	/s/ Blair Greenberg
Name:	Blair Greenberg
Title:	Chair, Compensation Committee

EXECUTIVE

/s/ John Flynn
John Flynn

[Signature Page to Amendment to Employment Agreement]